Exhibit 3.1

DEERFIELD CAPITAL CORP.
ARTICLES OF AMENDMENT
EFFECTING 1 for 10 REVERSE STOCK SPLIT

DEERFIELD CAPITAL CORP., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The Charter of the Corporation is hereby amended by changing and reclassifying each of the shares of Common Stock (par value $.001 per share) of the Corporation, which is issued and outstanding at the close of business on the effective date of this amendment, into one-tenth of a share of Common Stock (par value $.001 per share) and by transferring from the “Common Stock” account to the “Additional Paid-in Capital Account” $.001 with respect to each share which will no longer remain outstanding after this change and reclassification, such change and reclassification to be made as a 1-for-10 reverse stock split.

SECOND: The directors of the Corporation at a meeting duly noticed and held, adopted and approved the foregoing amendment by the vote required under Maryland law and the charter and bylaws of the Corporation. Pursuant to Section 2-309(e) of the Corporations and Associations Article of the Annotated Code of Maryland, stockholder approval of this charter amendment is not required.

THIRD: The Corporation has a class of equity securities registered under the Securities Exchange Act of 1934.

FOURTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

FIFTH: These Articles shall become effective at 11:59 p.m. on October 16, 2008.

IN WITNESS WHEREOF, Deerfield Capital Corp. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer this 16th day of October, 2008.

ATTEST:	DEERFIELD CAPITAL CORP.
/s/ Frederick L. White	By /s/ Jonathan W. Trutter

Secretary	Jonathan W. Trutter Chief Executive Officer